EXHIBIT 2.4

                         REAL ESTATE PURCHASE AGREEMENT

                               1180 Fremont Drive
                               Sonoma, California

SELLERS: Robert D. Ekedahl and Diana F. Ekedahl, as Trustee of the Ekedahl 1981 Revocable Trust, and Gregg Gibson, as Tenants in Common

BUYER:      Sonoma Pacific Company, a California corporation

                                August 1, 1997

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                         AGREEMENT OF PURCHASE AND SALE

            This Agreement of Purchase and Sale (the "AGREEMENT") is made by and between Robert D. Ekedahl and Diana F. Ekedahl, as Trustee of the Ekedahl 1981 Revocable Trust, and Gregg Gibson, as Tenants in Common (collectively, "SELLERS"), PalEx, Inc., a Delaware corporation ("PALEX"), and Sonoma Pacific Company, a California corporation ("BUYER").

                                    RECITALS

            Contemporaneous with the Closing (as hereinafter defined), Buyer will become a wholly-owned subsidiary of PalEx, pursuant to the terms of that certain Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), between the Buyer, PalEx, Inc., Sonoma Pacific Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of PalEx ("NEWCO"), Sellers, The Gibson 1982 Revocable Trust and Robert D. Ekedahl, through the Merger of Newco with and into Buyer (the "MERGER").

            Sellers are the owners of that certain real property commonly known as the Sonoma Pacific Company located at 1180 Fremont Drive in Sonoma, California (the "REAL PROPERTY"), which shall be more particularly described on the Title Commitment (as hereinafter defined). Sellers are also the owner of 2 structures containing approximately 19,800 square foot buildings situated on the Real Property (the "IMPROVEMENTS"), and the space leases and other occupancy agreements affecting the Real Property (the "LEASES"). The Real Property, the Improvements and the Leases are hereinafter collectively referred to as the "PROPERTY." Sellers desire to sell the Property to Buyer and Buyer desires to acquire the Property from Sellers. Sellers own no personal property which is used in conjunction with the operation of the Real Property.

            NOW, THEREFORE, Sellers and Buyer hereby agree as follows:

1. PURCHASE OF THE PROPERTY. Sellers shall sell the Property to Buyer and Buyer shall purchase the Property from Sellers upon the terms and conditions hereinafter set forth.

2.    PURCHASE PRICE; PAYMENT;CLOSING.

            (A) PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") shall be an aggregate of 67,391 shares of Common Stock, par value $.01 per share, of PalEx ("PALEX COMMON STOCK").

            (B) PAYMENT OF PURCHASE PRICE. At the Closing, PalEx shall pay Sellers the Purchase Price by delivering to Sellers certificates representing shares of PalEx Common Stock in accordance with SECTION 2(A).

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            (C) CLOSING. The closing of the purchase and sale of the Property contemplated by this Agreement (the "CLOSING") shall take place at 3555 Timmons Lane, Suite 610, Houston, Texas 77027, concurrently with the execution of this Agreement or at such other time and date as Buyer and Sellers may mutually agree, which date shall be referred to as the "CLOSING DATE."

3.    TITLE INSURANCE.

            (A) At the Closing, North American Title Company, Inc. (the "TITLE COMPANY") shall furnish to Buyer a CLTA Owner's policy of title insurance ("TITLE POLICY") insuring fee title to the Real Property, subject to nondelinquent real property taxes and assessments and utility easements that do not interfere with the existing use of the Property, as are indicated on the title commitment prepared by the Title Company attached hereto as EXHIBIT "A" (the "TITLE COMMITMENT"). The Title Policy shall be subject to the exceptions set forth in the Title Commitment.

            (B)   FEES.  The cost of the Title Policy shall be paid by Buyer.

4.    APPORTIONMENTS.

            (A) INTEREST AND TAXES. Real property taxes and general and special assessments shall be apportioned (on the basis of a 365-day year) as of 12:01 a.m. on the Closing Date. If the Closing Date occurs before the real property tax rate is fixed, apportionment of taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the real property taxes are finally fixed, Sellers and Buyer shall make a recalculation of the apportionment of such real property taxes, and either Sellers or Buyer, as the case may be, shall make appropriate payment to the other based on such recalculation.

            (B) RENTS. Rents collected during and applicable to the month in which the Closing takes place and operating expenses shall be prorated as of the Closing Date. All refundable security deposits, cleaning deposits, prepaid rents or other security posted by tenants under the Leases shall be charged to Sellers and credited to Buyer.

            (C) UTILITIES. Charges and assessments for sewer and water and other utilities, including charges for consumption of electricity, steam and gas and any other receipts or charges for which Seller is liable and that Buyer has accepted hereunder, as applicable, shall be apportioned by Buyer and Sellers within four weeks after the Closing. Within two days following the Closing, Buyer shall cause all such utilities to be transferred to Buyer's name.

5. DOCUMENTS TO BE DELIVERED AT CLOSING BY SELLERs. At the Closing, Sellers shall deliver to Buyer:

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            (A) an executed grant deed conveying the Real Property to Buyer, which Buyer shall cause to be recorded in Sonoma County, California;

            (B) an executed bill of sale in a form mutually acceptable to Buyer and Seller;

            (C) an executed termination of lease in a form mutually acceptable to Buyer and Seller;

            (D) an executed certificate of nonforeign status in a form mutually acceptable to Buyer and Seller; and

            (E) an executed Form 590-RE.

6. POSSESSION AND INSURANCE. Buyer shall take possession of the Property as of the Closing. As of the Closing, Buyer shall be responsible for providing fire and other insurance for the Property.

7. SELLERS' REPRESENTATIONS AND WARRANTIES. Sellers hereby jointly and severally represent and warrant to Buyer as follows, excepting from such representations and warranties the disclosures set forth in the corresponding Schedules to the Merger Agreement:

            (A) Sellers have the full legal right, power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Sellers, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) such principles of equity as may effect the availability of equitable remedies.

            (B) The execution and delivery of this Agreement by Sellers do not, and the consummation by Sellers of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, mortgage, pledge, security interest, option, right of first refusal, reservation, restriction or other encumbrance or defect in title upon the Propertyunder any of the terms, conditions or provisions of, (i) any federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any governmental authority, including, without limitation, those covering environmental, taxes, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time, applicable to Sellers or any of the Property ("LAWS"), or (ii) any agreement, note, bond, mortgage, indenture, deed of trust,

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license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Property may be bound or affected.

            (C) Except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental authority or third party is necessary for the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby.

            (D) Except as set forth on SCHEDULE 4.12 of the Merger Agreement, as to the Property, (i) Sellers have complied with and the Property is in compliance with all Environmental Laws (as herein after defined), including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (ii) Sellers have obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances on or with respect to the Property; (iii) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on the Property except as permitted by Environmental Laws; (iv) there is no on-site or off-site location to which Sellers have transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Sellers, Buyer or PalEx for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) the Resource Conservation and Recovery Act, (C) the Hazardous Materials Transportation Act or
(D) comparable state and local statutes and regulations; and (v) Sellers have no known contingent liability in connection with any release of any Hazardous Substance into the environment from the Property.

      For purposes of this SECTION 7, the term "ENVIRONMENTAL LAWS" means Law or agreement with any governmental authority relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, in each case as amended and as in effect on the Closing Date. The term "ENVIRONMENTAL LAW" includes, without limitation, (y) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (z) any common law

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or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any substance.

      For purposes of this SECTION 7, the term "HAZARDOUS SUBSTANCES" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "HAZARDOUS SUBSTANCES" includes, without limitation, any substance to which exposure is regulated by any governmental authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

            (E) Except as otherwise disclosed to Buyer in writing, Sellers are neither involved in nor aware of any pending or threatened litigation which does or will affect the Property, and there are no actions or proceedings pending or threatened against Sellers of which Sellers are aware before any court or administrative agency connected with or relating to the Property which may adversely affect Sellers' abilities to fulfill their obligations under this Agreement. Sellers shall notify Buyer of any lawsuits, condemnation proceedings, re-zoning, or other governmental order or action or any threat thereof known to Sellers which might adversely affect the Property or any interests of Buyer therein.

            (F) Sellers have received no written notice from any applicable governmental authority that the Property is in violation of any Laws.

            (G) Sellers have received no written notice from any applicable governmental authority that any improvements constructed on the Property, including, but not limited to, structure, driveways, roof, parking areas, and heating and air conditioning equipment, were not completed substantially in accordance with the as-built plans and specifications for such improvements.

            (H) No Seller is a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

            (I) Sellers have fully provided Buyer and PalEx or their respective representatives with all the information that they have requested in analyzing whether to purchase the Property. None of the information so provided nor any representation or warranty of Sellers contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Sellers which has specific application to the Property (other than general economic or industry conditions) and which materially adversely affects

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or, so far as Sellers can reasonably foresee, materially threatens, the value or current use of the Property which has not been described in this Agreement hereto or otherwise disclosed in writing to Buyer and PalEx. It is understood by the parties hereto that any estimates, projections or other predictions that may have been provided to Buyer and PalEx with respect to the Property are not and shall not be deemed to be representations or warranties of Sellers, but shall be deemed to be good faith estimates and assumptions of Sellers, which are intended to be reasonable at the time made concerning the most likely course regarding the Property. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement shall be deemed or construed to imply that Sellers have provided Buyer or PalEx with any projections or other predictions regarding the Property on which Buyer or PalEx has relied, and PalEx and Buyer expressly waive any right to make any claim based on any such projections or predictions.

8. BUYER'S AND PALEX'S REPRESENTATIONS AND WARRANTIES. Buyer and PalEx hereby respectively represent and warrant to Sellers as follows:

            (A) Buyer is duly organized, validly existing and in good standing under the Laws of the state of its incorporation.

            (B) Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the boards of directors of PalEx and Buyer. No additional corporate proceedings on the part of PalEx or Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation by PalEx and Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by Sellers, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and (ii) such principles of equity as may effect the availability of equitable remedies.

            (C) Except as required under H-S-R, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental authority is necessary for the execution and delivery of this Agreement by Buyer or PalEx or the consummation by Buyer and PalEx of their respective transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), or results of operations of PalEx.

            (D) The shares of PalEx Common Stock to be issued to Sellers pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of PalEx Common Stock pursuant to this Agreement will transfer to Sellers valid title to such shares of PalEx Common Stock, free and clear

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of all liens, claims and encumbrances except as contemplated in this Agreement and for any liens, claims or encumbrances created by Sellers.

            (E) A registration statement on Form S-1 (File No. 333-28027) (the "REGISTRATION STATEMENT") has been filed by PalEx with the SEC and declared effective under the Act. 60% of the shares of PalEx Common Stock issued pursuant to this Agreement shall be issued under the Registration Statement (the "REGISTERED SHARES"), and the SEC has not issued an order preventing or suspending the use of any prospectus included in the Registration Statement nor, to the knowledge of PalEx, instituted proceedings for that purpose.

9.    INDEMNIFICATION.  Buyer and Sellers each make the following covenants:

            (A) GENERAL INDEMNIFICATION BY SELLERS. Sellers covenant and agree that they, jointly and severally, will indemnify, defend, protect and hold harmless PalEx and Buyer, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates, at all times from and after the date of this Agreement until the Expiration Date (as hereinafter defined) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of Sellers set forth herein and (b) any breach or nonfulfillment of any covenant or agreement on the part of Sellers under this Agreement.

            (B) INDEMNIFICATION BY BUYER. Buyer covenants and agrees that it will indemnify, defend, protect and hold harmless Sellers and their agents, representatives, affiliates and employees at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties set forth, and (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement.

            (C) THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "INDEMNIFIED PARTY") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
SECTION 9(A), or 9(B) hereof (hereinafter the "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith; PROVIDED, HOWEVER, that the Indemnified Party shall have the right, but not the obligation, to participate at its own expense and

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with counsel of its own choosing in such defense or any settlement negotiations relating thereto. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then (i) the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person, (ii) the Indemnified Party shall be entitled to assume the defense of such Third Person claim, and (iii) if the Indemnified Party does not assume the defense of such Third Person claim, the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, PROVIDED, HOWEVER, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

            (D)   LIMITATION UPON INDEMNITY.

            i. Neither Buyer nor Sellers shall be entitled to indemnification from the other under the provisions of this SECTION 9 until such time as, and to the extent that, the claims subject to indemnification by such party exceed, in the aggregate, $7,750.

            ii. The aggregate indemnification obligations of Sellers under this SECTION 9 shall be limited to $775,000.

            iii. THE RIGHTS TO INDEMNIFICATION UNDER THIS SECTION 9 INCLUDE RIGHTS TO INDEMNIFICATION FOR THE RESULTS OF AN INDEMNIFIED PARTY'S ACTUAL OR ALLEGED NEGLIGENCE, IF SUCH INDEMNIFIED PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION HEREUNDER.

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10.   POOLING-OF-INTERESTS ACCOUNTING.

            (A) EXECUTION OF DOCUMENTS NECESSARY FOR POOLING TREATMENT. If required, Sellers and Buyer will execute any documentation reasonably required by PalEx's independent public accountants to enable PalEx to account for the Merger and acquisition contemplated by this Agreement as a pooling-of-interests.

            (B) RESTRICTIONS ON RESALE. PalEx and Buyer have informed Sellers that PalEx intends to account for the Merger and the acquisition contemplated by this Agreement as a pooling-of-interests under Opinion No. 16 of the Accounting Principles Board ("OPINION NO. 16"). PalEx and Buyer have also informed Sellers that PalEx's ability to account for the Merger and the acquisition contemplated by this Agreement as a pooling-of-interests was a material factor considered by PalEx in PalEx's decision to enter into the Merger Agreement. Therefore, pursuant to Opinion No. 16, prior to the publication and dissemination by PalEx of consolidated financial results which include results of the combined operations of Buyer and PalEx for at least 30 days on a consolidated basis following the effective time, Sellers shall not sell, offer to sell, or otherwise transfer or dispose of, any shares of the PalEx Common Stock received by Seller, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce Seller's risk of owning shares of PalEx. The certificates evidencing the PalEx Common Stock to be received by Seller will bear a legend substantially in the form set forth below:

      The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, prior to the publication and dissemination of financial statements by the issuer which include the results of at least 30 days of combined operations of the issuer and the company acquired by the issuer for which these shares are issued. Upon the written request of the holder of this certificate, the issuer will remove this restrictive legend when this requirement has been met.

11.   FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON PALEX COMMON STOCK.

            (A) COMPLIANCE WITH LAW. Sellers acknowledge that 40% of the shares of PalEx Common Stock to be delivered to Sellers pursuant to this Agreement (the "RESTRICTED SHARES") have not been and will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and therefore may not be resold without compliance with the Securities Act. The Restricted Shares are being acquired by Sellers solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Sellers covenant, warrant and represent that none of the Restricted Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission. Certificates representing the Restricted Shares shall bear the following legend in addition to the legend under SECTION 10:

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      The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

            (B) ECONOMIC RISK; SOPHISTICATION. Sellers are able to bear the economic risk of an investment in the PalEx Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment. Sellers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with their acquisition of the PalEx Common Stock. Sellers are "accredited investors," as that term is defined in Regulation D under the Securities Act. Sellers or their respective representatives have had an adequate opportunity to ask questions and receive answers from the officers of PalEx concerning, among other matters, PalEx, its management, its plans for the operation of its business and potential additional acquisitions.

            (C) CONSENT TO SELL REGISTERED SHARES UNDER PROSPECTUS. PalEx hereby consents to the Stockholders publicly reselling the Registered Shares they receive in the Merger pursuant to the prospectus contained in the Registration Statement, as such prospectus may be amended or supplemented from time to time. PalEx shall use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement until the earlier of (a) two years after the Effective Time and (b) the first date on which the Stockholders no longer hold any shares of PalEx Common Stock; PROVIDED, HOWEVER, that the Stockholders acknowledge and agree that PalEx will be required in accordance with the 1933 Act and the rules and regulations thereunder to file with the SEC amendments and supplements to the Registration Statement from time to time to maintain the effectiveness of the Registration Statement, which amendments and supplements PalEx agrees to file as promptly as commercially practicable after the Registration Statement becomes stale or as may otherwise be required pursuant to the 1933 Act and the rules and regulations thereunder.


12.   MISCELLANEOUS.

            (A) SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors, heirs or legal representatives of Buyer and Sellers, as the case may be.

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
            (B) ENTIRE AGREEMENT. This Agreement and the documents delivered pursuant hereto and the Merger Agreement constitute the entire agreement and understanding among the Buyer and Sellers and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Buyer and Sellers.

            (C) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

            (D) BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

            (E) NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

            i.    If to Buyer, addressed to it at:

                              Sonoma Pacific Company
                              c/o PalEx, Inc.
                              3555 Timmons Lane
                              Suite 610
                              Houston, Texas 77027
                              Attn: Vance K. Maultsby, Jr.
                                       and
                                    Edward E. Rhyne

            ii.   If to Sellers, addressed to them, respectively, at:

                              Gregg C. Gibson
                              47 South Oak
                              San Anselmo, CA  94960

                              The Ekedahl 1981 Revocable Trust
                              c/o Mr. and Mrs. Robert Ekedahl
                              1325 Bay Laurel Drive
                              Menlo Park, CA 94025

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                   With a copy to:

                       Greene Radovsky Maloney & Share LLP
                              Four Embarcadero Center
                              Suite 4000
                              San Francisco, CA 94111-1400
                              Attention: Richard L. Greene, Esq.

or such other address as any party hereto shall specify pursuant to this SECTION 12(E) from time to time.

            (F) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTION 7 and SECTION 8 shall survive the Closing for a period of 12 months from the Closing Date (the "EXPIRATION DATE").

            (G) EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

            (H) TIME OF ESSENCE. Time is of the essence with respect to this Agreement.

            (I) REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              PALEX, INC.



                              By:    /s/ VANCE K. MAULTSBY
                              Name: Vance Maultsby
                              Title:President and Chief Executive Officer


                              SONOMA PACIFIC COMPANY



                              By:    /s/ EDWARD RHYNE
                              Name: Edward Rhyne
                              Title:Secretary


                              THE EKEDAHL 1981 REVOCABLE TRUST



                              By:    /s/ GREGG C. GIBSON
                                     Gregg C. Gibson, Trustee



                              By:    N/A
                                     Diana Ekedahl, Trustee



                               /S/ GREGG C. GIBSON
                               Gregg C. Gibson

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